EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S–8 Registration Statement No. 333-163226, Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-172246, Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-163227 of our reports dated February 22, 2012 (except for the effects of the change in segment reporting described in Note 19 and the changes in condensed consolidating in Note 22 for which the date is August 27, 2012) relating to the consolidated financial statements and financial statement schedule of DIRECTV, and the effectiveness of DIRECTV's internal control over financial reporting, appearing in the Current Report on Form 8-K of DIRECTV filed on August 27, 2012.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 27, 2012